Exhibit 99.1

News Release

ON Semiconductor Announces Pricing of Private Offering of $700 Million of 0% Convertible Senior Notes

PHOENIX, Ariz. – May 11, 2021 – ON Semiconductor Corporation (Nasdaq: ON) (“ON Semiconductor”) announced today the pricing of its previously announced private offering of $700 million aggregate principal amount of 0% Convertible Senior Notes due 2027 (the “notes”) at an approximately 42.5% premium to the closing price of ON Semiconductor’s common stock on May 11, 2021 of $37.17. The notes were offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). ON Semiconductor has granted to the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $105 million aggregate principal amount of the notes. The offering of the notes and the convertible hedge and warrant transactions described below are expected to close on May 14, 2021, subject to customary closing conditions.

The notes will be ON Semiconductor’s senior unsecured obligations and will be guaranteed by certain of its subsidiaries. The notes will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on May 1, 2027, unless earlier repurchased, redeemed or converted. The initial conversion rate is 18.8796 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $52.97 per share, representing a premium of approximately 42.5% over the closing stock price on May 11, 2021. ON Semiconductor will satisfy any conversion elections by paying cash up to the aggregate principal amount of the notes to be converted, and paying or delivering, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at ON Semiconductor’s election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the notes to be converted.

ON Semiconductor may redeem for cash all or any portion of the notes, at its option at any time and from time to time, on or after May 1, 2024 if the last reported sale price of ON Semiconductor’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which ON Semiconductor provides the related notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the notes. If ON Semiconductor undergoes a fundamental change (as defined in the indenture governing the notes), holders may require ON Semiconductor to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date.

ON Semiconductor expects the net proceeds from the offering of the notes to be approximately $684.6 million ($787.3 million if the initial purchasers exercise their option to purchase additional notes in full) after deducting the initial purchasers’ discounts but before deducting offering expenses payable by ON Semiconductor. ON Semiconductor intends to use the net proceeds from the offering, together with cash on hand, (i) to pay the approximately $57.8 million cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to ON Semiconductor from the sale of the warrant transactions described below), (ii) to repurchase or exchange approximately $372.4 million aggregate principal amount outstanding of ON Semiconductor’s existing 1.625% Convertible Senior Notes due 2023 (the “2023 Notes”) in privately negotiated note repurchase or exchange transactions described below, (iii) to repay up to $193.0 million of the existing outstanding indebtedness under ON Semiconductor’s revolving credit facility and related transaction fees and expenses, if any, and (iv) with respect to the remainder of the net proceeds, if any, for general corporate purposes, including the repurchase of shares of ON Semiconductor’s common stock. If the initial purchasers exercise their option to purchase additional notes, ON Semiconductor expects to enter into additional convertible note hedge transactions and warrant transactions, and intends to use cash on hand, a portion of the net proceeds from the sale of any such additional notes or a combination thereof, to pay the costs of such additional convertible note hedge transactions (which would be partially offset by the proceeds to ON Semiconductor from the sale of additional warrant transactions).

In connection with the pricing of the notes, ON Semiconductor has entered into privately negotiated convertible note hedge agreements with certain of the initial purchasers of the notes or their affiliates (the “hedge counterparties”). The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of common stock that initially underlie the notes, and are expected to reduce the potential dilution to the common stock and/or offset potential cash payments in excess of the principal amount upon conversion of the notes. ON Semiconductor also has entered into warrant transactions with the hedge counterparties relating to the same number of shares of common stock. The warrant transactions could have a dilutive effect on the common stock to the extent that the market price per share of the common stock exceeds the strike price of the warrants. The strike price of the warrant transactions will initially be $74.34 per share, which represents a premium of 100% over the closing price of ON Semiconductor’s common stock of $37.17 per share on May 11, 2021 and is subject to certain adjustments under the terms of the warrant transactions. If the initial purchasers exercise their option to purchase additional notes, ON Semiconductor expects to enter into additional convertible note hedge and warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties, or their affiliates, expect to purchase shares of the common stock and/or enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. In addition, the hedge counterparties, or their affiliates, may modify their hedge positions by entering into or unwinding various derivative transactions with respect to the common stock and/or by purchasing or selling the common stock or other securities of ON Semiconductor in secondary market transactions prior to the maturity of the notes, and are likely to do so following the conversion of the notes or during any observation period related to a conversion of notes. These hedging activities could have the effect of increasing, or reducing the size of any decline in, the market price of ON Semiconductor’s common stock or the notes at that time.

Contemporaneously with the pricing of the notes, ON Semiconductor entered into separate and individually negotiated transactions with certain holders of the 2023 Notes to repurchase or exchange approximately $372.4 million in aggregate principal amount of the 2023 Notes for an aggregate of approximately $507.0 million in cash and approximately 5.4 million shares of ON Semiconductor’s common stock on terms negotiated with each holder (each, a “note repurchase”). ON Semiconductor expects that holders of the outstanding 2023 Notes that sell or exchange their 2023 Notes may enter into or unwind various derivatives with respect to ON Semiconductor’s common stock (including entering into derivatives with one or more of the initial purchasers in the notes offering or their respective affiliates) and/or purchase or sell shares of ON Semiconductor’s common stock concurrently with or shortly after the pricing of the notes. This activity could affect the market price of ON Semiconductor’s common stock and the initial conversion price of the notes.

In connection with the issuance of the 2023 Notes, ON Semiconductor entered into convertible note hedge transactions (the “existing convertible note hedge transactions”) with certain financial institutions (the “existing counterparties”). ON Semiconductor also entered into separate warrant transactions (the “existing warrant transactions”) with the existing counterparties. In connection with the note repurchases, ON Semiconductor entered into agreements with the existing counterparties to terminate a portion of: (i) the existing convertible note hedge transactions in a notional amount corresponding to the principal amount of the 2023 Notes repurchased or exchanged and (ii) the existing warrant transactions with respect to a number of shares equal to the notional shares underlying such 2023 Notes repurchased or exchanged. In connection with such terminations, the existing counterparties and/or their respective affiliates may purchase or sell shares of common stock in secondary market transactions, and/or enter into or unwind various derivative transactions with respect to ON Semiconductor’s common stock concurrently with or shortly after the pricing of the notes. In connection with such terminations, ON Semiconductor anticipates that it will receive, on a net basis from the existing counterparties, an aggregate of approximately 2.4 million shares of its common stock.

The repurchase or exchange of the 2023 Notes and the unwind of the existing convertible note hedge transactions and the existing warrant transactions described above, and the potential related market activities by holders of the 2023 Notes participating in the note repurchases and/or exchanges and the existing counterparties, as applicable, could increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of ON Semiconductor’s common stock, which may affect the trading price of the notes at that time and the initial conversion price of the notes. ON Semiconductor cannot predict the magnitude of such market activity or the overall effect it will have on the trading price of the notes or ON Semiconductor’s common stock.

The notes, guarantees and any shares of the common stock issuable upon conversion of the notes have not been registered under the Securities Act or under any U.S. state securities laws or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient electronics innovations that help make the world greener, safer, inclusive and connected. The company has transformed into our customers’ supplier of choice for power, analog, sensor and connectivity solutions. Our superior products help engineers solve their most unique design challenges in automotive, industrial, cloud power, and Internet of Things (IoT) applications. ON Semiconductor operates a responsive, reliable supply chain and quality programs, and robust ESG programs. Headquartered in Phoenix, Arizona, the company has a global network of manufacturing facilities, sales and marketing offices and engineering centers in its key markets.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

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Cautions Regarding Forward-Looking Statements

Certain statements in this press release, including, among others, the expected closing of the transactions, the extent, and potential effects, of convertible note hedge and warrant transactions, the potential dilution to the common stock, the conversion price for the notes, the expected use of the proceeds from the sale of the notes, including the repurchase or exchange transactions described herein, and the unwind of the existing convertible note transactions and the exiting warrant transactions described herein and the potential effects thereof, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “should,” or “anticipates,” and similar expressions. All forward-looking statements in this press release are made based on Semiconductor’s current expectations, forecasts, estimates and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements. Among these factors are economic conditions and markets (including current financial conditions), exchange rate fluctuations, risks associated with decisions to expend cash reserves for various uses in accordance with ON Semiconductor’s capital allocation policy such as debt prepayment, stock repurchases or acquisitions rather than to retain such cash for future needs, risks associated with ON Semiconductor’s substantial leverage and restrictive covenants in ON Semiconductor’s debt agreements that may be in place from time to time, and risks involving governmental regulation. Additional factors that could cause results to differ materially from those projected in the forward-looking statements are contained in ON Semiconductor’s 2020 Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Reports on Form 8-K and other of ON Semiconductor’s filings with the SEC. ON Semiconductor assumes no obligation to update such information, except as may be required by law.

Contacts

Sarah Rockey	Parag Agarwal
Corporate Communications / Media Relations	Vice President Investor Relations and Corporate Development
ON Semiconductor	ON Semiconductor
(602) 244-5910	(602) 244-3437
sarah.rockey@onsemi.com	parag.agarwal@onsemi.com